Exhibit 99.1

PSB Announces Increased Earnings of $.66 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced June 2008 quarterly earnings of $.66 per share on net income of $1,019,000, up from $.64 per share on net income of $1,008,000 in the June 2007 quarter, and an increase from $.65 per share on net income of $1,002,000 in the March 2008 quarter.  Year to date earnings for the six months ended June 30, 2008 were $1.31 per share on net income of $2,021,000 compared to $1.14 per share on net income of $1,807,000 during 2007, an increase of 15% per share.  Increased earnings were due to greater net interest income on a larger asset base, increased overdraft fees and a lower effective income tax rate while operating expenses were held to inflationary increases.

President Knitt also noted, “Despite significant ongoing turmoil in the financial and equity markets, PSB continues its 44 year tradition of cash dividends to shareholders with a current semi-annual dividend of $.34 per share payable July 31, 2008.  This represents an increase over the $.33 per share paid last year, continuing 23 years of increased cash dividends.”

PSB is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Return on average assets was .76% and .81% during the quarters ended June 30, 2008 and 2007, respectively.  Return on average stockholders’ equity was 10.58% and 11.51% during the quarters ended June 30, 2008 and 2007, respectively.  Year to date for the six months ended June 30, return on assets was .76% in 2008 compared to .73% in 2007.  Return on equity was 10.64% in 2008 compared to 10.40% in 2007.  Net book value increased from $21.83 per share at June 30, 2007 to $24.14 per share at June 30, 2008, an increase of 11%.

Assets at June 30, 2008 were $545.0 million compared to $503.0 million at June 30, 2007, an increase of $42 million, or 8%.  Total loans receivable were $401.1 million at June 30, 2008 compared to $384.5 million at June 30, 2007, an increase of $16.6 million, or 4%.  Along with loan growth, investment securities have grown $18.6 million since June 30, 2007, including the purchase of $1 million par value of Federal National Mortgage Association (“FNMA”) preferred stock.  This FNMA preferred stock had a gross unrealized loss of $133,000 at June 30, 2008.  PSB does not intend to sell the FNMA security at a loss and has included the decline with other portfolio unrealized gains and losses as accumulated other comprehensive loss in stockholders’ equity, net of tax.

Total deposits of $402.9 million at June 30, 2008 increased $16.7 million, or 4%, since June 30, 2007.  The majority of deposit growth since June 30, 2007 has been from local depositor balances held in the Peoples Rewards Checking product with a balance totaling $17.0 million at June 30, 2008, up from $1.5 million at June 30, 2007 when the product was introduced.  Peoples Rewards Checking pays a premium interest rate to depositors who meet account usage requirements including minimum debit card purchases, acceptance of electronic account statements and direct deposit activity.  Since December 31, 2007, seasonal and other local deposit run-off from governmental entities has been replaced by brokered time deposits.  Wholesale funding, including brokered deposits, FHLB advances, and other borrowings totaled $155.9 million, $134.1 million, and $136.8 million at June 30, 2008, December 31, 2007, and June 30, 2007, respectively.  Wholesale funding totaled 28.6% of total assets at June 30, 2008 compared 27.2% of total assets at June 30, 2007.  PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs on a daily basis as needed.  At June 30, 2008, unused (but available) wholesale funding was approximately $114 million, or 21% of total assets.

PSB’s provision for loan losses was $135,000 in the June 2008 quarter compared to $120,000 in the June 2007 quarter.  Loan loss provisions for the six months ended June 30 were $270,000 and $240,000 in 2008, and 2007, respectively.  Annualized net charge-offs (recoveries) were .04% and (.01%) during the six months ended June 30, 2008 and 2007, respectively.  At June 30, 2008, the allowance for loan losses was 1.24% of total loans ($5,047,000), compared to 1.24% (4,850,000) at December 31, 2007, and 1.21% ($4,728,000) at June 30, 2007.

Nonperforming loans continue to be elevated at June 30, 2008 compared to the prior year.  However, total nonperforming assets of $5.7 million at June 30, 2008 increased just $114,000, or 2% since March 31, 2008.  PSB has experienced an increase in nonperforming assets from a general deterioration of economic conditions in our local market area.  However, PSB does not believe it has any undue geographic, industry, or real estate/land development concentrations which carry significant loss exposure such as those impacting many of the nation’s banks.  Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make substantially all required payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	June 30,		December 31,
(dollars in thousands)	2008	2007	2007

Nonaccrual loans	$ 4,402	$ 3,077	$ 3,144
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	640	657	653

Total nonperforming loans	5,042	3,734	3,797
Foreclosed assets	680	373	653

Total nonperforming assets	$ 5,722	$ 4,107	$ 4,450

Nonperforming loans as a % of gross loans	1.24%	0.96%	0.97%
Total nonperforming assets as a % of total assets	1.05%	0.82%	0.83%

Existing non-performing loans are spread over many different borrowers and industries and are generally well-collateralized.  The top five largest nonaccrual relationships as of June 30, 2008 totaled $1.5 million principal in the aggregate (34.0% of total nonaccrual balances).  Information concerning the collateral, remaining principal (before any specific reserves) and nature of these relationships is summarized below:

•

Purchased participation with out of area commercial and equipment collateral  - $486,000

•

Local single family residential real estate collateral  - $339,000

•

Out of local area (in Wisconsin) equipment fixtures collateral  - $246,000

•

Northern WI vacation resort real estate collateral (single & duplex family units)  - $226,000

•

Local non-owner occupied retail strip mall real estate collateral  - $201,000

Specific reserves on the top five largest nonaccrual relationships total $150,000 at June 30, 2008.  Significant losses beyond the specific reserves already recorded are not expected.  PSB anticipates nonperforming loans to remain elevated during 2008, with moderately increased net loan charge-offs and provision for loan losses compared to prior years.

At June 30, 2008, PSB held a currently performing $5.5 million loan receivable whose source of future principal and interest payments must come from sale of the recreation/land development collateral or another valuable asset of the borrower under the terms of unlimited individual guarantees.  Based on the terms of a new collateral appraisal and the individual guarantees, PSB believes it will recover all principal due under the loan.  However, PSB expects to enter into a forbearance agreement with the borrower to facilitate repayment of the loan.  Pending negotiation of and performance on the forbearance agreement, the loan may be required to be classified as nonaccrual/nonperforming during quarter ending September 30, 2008.

Tax adjusted net interest income totaled $3,782,000 in the June 2008 quarter compared to $3,757,000 in the June 2007 quarter, an increase of $25,000, or 1.0%.  Tax adjusted net interest margin was 2.99% during the June 2008 quarter compared to 3.05% during the recent March 2008 quarter and 3.22% during the June 2007 quarter.  The most recent decrease by the Federal Reserve to their target federal funds rate of .25% in April 2008 lowered PSB’s yield on adjustable rate loans.  Approximately 1/3 of PSB’s loan portfolio is adjustable rate.  However, due to local competition and increased wholesale funding costs, deposit and funding rates could not be lowered to compensate for the loss of adjustable loan income which resulted in lower net interest margin during the June 2008 quarter.  While the Federal Reserve is not expected to further reduce the target federal funds rate, such a reduction would likely further reduce net interest margin.  In all rate environments, pressure on current net interest margin is expected to continue as wholesale funding spreads remain elevated and PSB expects to utilize such funding for new loan growth.

Total noninterest income for the quarter ended June 30, 2008 was $1,072,000 compared to $1,001,000 earned during the June 2007 quarter, an increase of $71,000 or 7.1%.  Increased mortgage banking income of $53,000 and increased debit card interchange fees of $44,000 were offset by a decline in retail investment sale commissions of $122,000.  Increased debit card interchange income is a result of Peoples Rewards Checking deposit growth which requires customers to use their debit card to achieve the premium high-yield interest rate.  Retail investment sale commissions are down due to significantly lower sales of variable annuity products compared to 2007.  Separately, an increase in the per item overdraft fee and expansion of PSB’s Overdraft Defender product (which pays customer drafts of insufficient funds in exchange for the overdraft fee) provided $65,000 of the $71,000 total increase in service fees during the June 2008 quarter compared to the prior year.  Overdraft Defender losses from write-off of overdrafted accounts are recorded as other noninterest expense and increased $16,000 during the June 2008 quarter compared to the prior year.

Total noninterest expenses increased $119,000, or 3.9% during the June 2008 quarter to $3,141,000 compared to total noninterest expenses of $3,022,000 during June 2007.  However, the prior year June 2007 quarter included a reduction to expense of $50,000 from reimbursement by the Wisconsin Bankers’ Association of legal expenses incurred by PSB in its Tax Court case concerning its TEFRA interest expense deduction calculation.  If this reimbursement were excluded, June 2008 noninterest expense would have increased $69,000, or 2.3%.  Year to date noninterest expenses of $6,259,000 increased $153,000, or 2.5%, compared to the six months ended June 2007.  For the six months ended June 30, 2008, other noninterest expenses includes an increase in FDIC deposit insurance premiums of $93,000 compared to the prior year due to industry wide FDIC assessment increases.  PSB will incur higher deposit insurance premiums throughout 2008.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under “Forward - Looking Statements” in Item 1 and “Risk Factors” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2007.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

		Quarter ended – Unaudited
	June 30,	March 31,	December 31,	September 30,	June 30,
Earnings and dividends:	2008	2008	2007	2007	2007

Net income	$ 1,019	$ 1,002	$ 1,312	$ 1,021	$ 1,008
Basic earnings per share(3)	$ 0.66	$ 0.65	$ 0.85	$ 0.66	$ 0.64
Diluted earnings per share(3)	$ 0.66	$ 0.65	$ 0.85	$ 0.66	$ 0.64
Dividends declared per share(3)	$ 0.34	$ –	$ 0.33	$ –	$ 0.33
Net book value per share	$ 24.14	$ 25.02	$ 23.70	$ 22.90	$ 21.83
Semi-annual dividend payout ratio	26.13%	n/a	21.86%	n/a	28.48%
Average common shares outstanding	1,544,982	1,548,855	1,544,855	1,553,952	1,572,679

Balance sheet – average balances:

Loans receivable, net of allowances	$ 396,635	$ 383,456	$ 384,069	$ 382,474	$ 379,084
Total assets	$ 539,020	$ 525,705	$ 520,098	$ 509,947	$ 496,952
Deposits	$ 397,092	$ 392,616	$ 395,148	$ 395,508	$ 384,984
Stockholders’ equity	$ 38,729	$ 37,727	$ 36,044	$ 34,636	$ 35,135

Performance ratios:

Return on average assets(1)	0.76%	0.77%	1.00%	0.79%	0.81%
Return on avg. stockholders’ equity(1)	10.58%	10.68%	14.44%	11.70%	11.51%
Average tangible stockholders’ equity to
average assets(4)	6.99%	7.02%	6.92%	6.91%	7.11%
Net loan charge-offs to average loans(1)	0.05%	0.03%	0.10%	0.02%	0.00%
Nonperforming loans to gross loans	1.24%	1.23%	0.97%	1.13%	0.96%
Allowance for loan loss to gross loans	1.24%	1.27%	1.24%	1.25%	1.21%
Net interest rate margin(1)(2)	2.99%	3.05%	3.11%	3.05%	3.22%
Net interest rate spread(1)(2)	2.57%	2.61%	2.60%	2.53%	2.67%
Service fee revenue as a percent of
average demand deposits(1)	3.25%	3.11%	2.89%	2.75%	2.61%
Noninterest income as a percent
of gross revenue	12.57%	11.73%	10.35%	10.37%	11.34%
Efficiency ratio(2)	64.71%	65.15%	62.21%	62.27%	63.51%
Noninterest expenses to avg. assets(1)	2.34%	2.39%	2.27%	2.24%	2.44%

Stock price information:

High	$ 26.65	$ 26.65	$ 27.25	$ 29.00	$ 29.25
Low	$ 24.00	$ 22.00	$ 25.05	$ 27.10	$ 27.00
Market value at quarter-end	$ 24.85	$ 25.25	$ 26.00	$ 27.10	$ 27.75

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands, except per share data – unaudited)	2008	2007	2008	2007

Interest and dividend income:
Loans, including fees	$ 6,245	$ 6,863	$ 12,737	$ 13,430
Securities:
Taxable	851	602	1,693	1,218
Tax-exempt	342	322	672	627
Other interest and dividends	18	39	58	168

Total interest and dividend income	7,456	7,826	15,160	15,443

Interest expense:
Deposits	2,904	3,412	6,067	6,813
FHLB advances	633	575	1,239	1,189
Other borrowings	237	160	496	224
Junior subordinated debentures	114	114	227	227

Total interest expense	3,888	4,261	8,029	8,453

Net interest income	3,568	3,565	7,131	6,990
Provision for loan losses	135	120	270	240

Net interest income after provision for loan losses	3,433	3,445	6,861	6,750

Noninterest income:
Service fees	399	328	763	631
Mortgage banking	306	253	608	449
Investment and insurance sales commissions	84	206	198	330
Increase in cash surrender value of life insurance	91	66	180	126
Other noninterest income	192	148	347	306

Total noninterest income	1,072	1,001	2,096	1,842

Noninterest expense:
Salaries and employee benefits	1,721	1,774	3,461	3,511
Occupancy and facilities	501	471	1,012	968
Data processing and other office operations	260	203	471	420
Advertising and promotion	88	95	175	153
Other noninterest expenses	571	479	1,140	1,054

Total noninterest expense	3,141	3,022	6,259	6,106

Income before provision for income taxes	1,364	1,424	2,698	2,486
Provision for income taxes	345	416	677	679

Net income	$ 1,019	$ 1,008	$ 2,021	$ 1,807
Basic earnings per share	$ 0.66	$ 0.64	$ 1.31	$ 1.14
Diluted earnings per share	$ 0.66	$ 0.64	$ 1.31	$ 1.14

PSB Holdings, Inc.
Consolidated Balance Sheets
June 30, 2008 unaudited, December 31, 2007 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2008	2007
Assets

Cash and due from banks	$ 13,084	$ 18,895
Interest-bearing deposits and money market funds	2,456	2,232
Federal funds sold	–	–

Cash and cash equivalents	5,540	21,127

Securities available for sale (at fair value)	98,420	97,214
Loans held for sale	–	365
Loans receivable, net of allowance for loan losses	401,105	387,130
Accrued interest receivable	2,255	2,383
Foreclosed assets	680	653
Premises and equipment, net	11,143	11,082
Mortgage servicing rights, net	954	889
Federal Home Loan Bank stock (at cost)	3,250	3,017
Cash surrender value of bank-owned life insurance	9,199	8,728
Other assets	2,454	1,597

TOTAL ASSETS	$ 545,000	$ 534,185

Liabilities

Non-interest-bearing deposits	$ 51,230	$ 55,470
Interest-bearing deposits	351,686	346,536

Total deposits	402,916	402,006

Federal Home Loan Bank advances	65,000	57,000
Other borrowings	27,271	26,407
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,780	4,425

Total liabilities	507,699	497,570

Stockholders' equity

Common stock - no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,548,898 shares	1,751
Issued – 1,887,179 shares; Outstanding – 1,544,982 shares		1,887
Additional paid-in capital	5,851	9,493
Retained earnings	35,574	34,081
Accumulated other comprehensive income (loss)	(389)	423
Treasury stock, at cost – 202,533 and 342,197 shares, respectively	(5,486)	(9,269)

Total stockholders’ equity	37,301	36,615

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 545,000	$ 534,185

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended June 30,

		2008			2007
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$401,619	$6,277	6.29%	383,745	$6,889	7.20%
Taxable securities	64,616	857	5.33%	47,819	602	5.05%
Tax-exempt securities(2)	35,942	518	5.80%	32,244	488	6.07%
FHLB stock	3,209	–	0.00%	3,017	20	2.66%
Other	3,176	18	2.28%	1,822	19	4.18%

Total(2)	508,562	7,670	6.07%	468,647	8,018	6.86%

Non-interest-earning assets:
Cash and due from banks	9,581			9,575
Premises and equipment, net	11,127			11,362
Cash surrender value insurance	9,112			6,764
Other assets	5,622			5,265
Allowance for loan losses	(4,984)			(4,661)

Total	$539,020			$496,952

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 83,374	$ 416	2.01%	$ 80,727	$ 600	2.98%
Money market deposits	70,358	382	2.18%	67,318	580	3.46%
Time deposits	193,926	2,106	4.37%	186,463	2,232	4.80%
FHLB borrowings	64,121	633	3.97%	51,692	575	4.46%
Other borrowings	26,958	237	3.54%	13,531	160	4.74%
Junior subordinated debentures	7,732	114	5.93%	7,732	114	5.91%

Total	446,469	3,888	3.50%	407,463	4,261	4.19%

Non-interest-bearing liabilities:
Demand deposits	49,434			50,476
Other liabilities	4,388			3,878
Stockholders’ equity	38,729			35,135

Total	$539,020			$496,952

Net interest income		$3,782			$3,757
Rate spread			2.57%			2.67%
Net yield on interest-earning assets			2.99%			3.22%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Six Months Ended June 30,

		2008			2007
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$394,989	$12,796	6.51%	$380,381	$13,482	7.15%
Taxable securities	65,032	1,702	5.26%	48,527	1,218	5.06%
Tax-exempt securities(2)	35,042	1,018	5.84%	31,563	950	6.07%
FHLB stock	3,113	–	0.00%	3,017	43	2.87%
Other	3,752	58	3.11%	4,786	125	5.27%

Total(2)	501,928	15,574	6.24%	468,274	15,818	6.81%

Non-interest-earning assets:
Cash and due from banks	9,785			10,280
Premises and equipment, net	11,099			11,415
Cash surrender value insurance	8,975			6,568
Other assets	5,999			5,292
Allowance for loan losses	(4,945)			(4,597)

Total	$532,841			$497,232

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 88,505	$ 1,003	2.28%	$ 82,199	$ 1,236	3.03%
Money market deposits	71,582	879	2.47%	67,604	1,144	3.41%
Time deposits	186,531	4,185	4.51%	187,444	4,433	4.77%
FHLB borrowings	60,769	1,239	4.10%	54,160	1,189	4.43%
Other borrowings	26,541	496	3.76%	10,010	224	4.51%
Junior subordinated debentures	7,732	227	5.90%	7,732	227	5.92%

Total	441,660	8,029	3.66%	409,149	8,453	4.17%

Non-interest-bearing liabilities:
Demand deposits	48,235			49,120
Other liabilities	4,734			3,928
Stockholders’ equity	38,212			35,035

Total	$532,841			$497,232

Net interest income		$ 7,545			$ 7,365
Rate spread			2.58%			2.64%
Net yield on interest-earning assets			3.02%			3.17%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.